EXHIBIT 20.1

PRESS RELEASE

FOR IMMEDIATE DISTRIBUTION

            FIRSTCOM ANNOUNCES THE CONVERSION OF $5 MILLION OF NOTES
                   INTO 500,000 SHARES OF COMMON STOCK AT THE
                             PRICE OF $10 PER SHARE

         CORAL GABLES, FLORIDA, AUGUST 5, 1999 - FIRSTCOM CORPORATION (NASDAQ:
FCLX) ("FirstCom" or "the Company") today announced that it had reached final agreement with certain former shareholders of Teleductos Colombia ("Teleductos") to convert $5 million of promissory notes, issued by the Company's in its February 1999 acquisition of Teleductos, into 500,000 shares of FirstCom common stock, reflecting a price of $10 per share. The agreement provides for certain registration rights as well as limitations on the amount of FirstCom shares that can be sold in the market. The number of shares issued represents less than 2.5% of the Company's current outstanding shares.

         Commenting on the conversion, Patricio E. Northland, Chairman of the Board, CEO and President of FirstCom said, "We are very pleased to welcome a selected group of Colombian businessmen as new shareholders and appreciate their confidence in investing in FirstCom. This conversion reinforces the Company's strategy to expend available cash resources on the expansion of Internet/data services in our existing markets in Colombia, Peru and Chile while using FirstCom common stock as a currency to finance acquisitions."

         A spokesman for Teleductos stated, "We are pleased to have the opportunity to participate in the future growth of FirstCom as an equity investor. Realizing the underlying long term value of FirstCom common shares, along with our high level of confidence in the management of FirstCom, we decided that it was in our best interest to convert our notes into equity shares."

         Douglas G. Geib II, FirstCom's Chief Financial Officer and Executive Vice President added the following, "This conversion, the recent investment from GE Capital, and the exercise of approximately 2.8 million stock options and warrants during this year has provided FirstCom approximately $23.6 million of new equity capital since January 1, 1999, thereby substantially improving the Company's overall capital structure. In addition, FirstCom's stronger equity valuation better positions the Company to finance possible future acquisitions with common stock, which we believe is a preferred structure to align the interests of all shareholders."

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         FirstCom Corporation is rapidly emerging as a premium provider of broadband integrated Internet/data, voice and video telecommunication services to business customers in Peru, Chile and Colombia. FirstCom owns and operates state-of-the-art fiber-optic networks in each of these countries to provide high-speed Internet/data connectivity that facilitates the delivery of content to the business community. FirstCom also operates a competitive long-distance carrier in Chile and intends to begin providing similar services in Peru during the third quarter of this year.

                                       ###

FOR ADDITIONAL INFORMATION, CONTACT:

Douglas G. Geib II                                   Richard Cooper/Rob Schatz
Chief Financial Officer                              Investor Relations
FirstCom Corporation                                 FirstCom Corporation
305.448.4422                                         516.829.7111

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: THE FOREGOING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS AND UNCERTAINTIES THAT MAY CAUSE THE COMPANY'S ACTUAL RESULTS OR OUTCOMES TO BE MATERIALLY DIFFERENT FROM THOSE ANTICIPATED AND DISCUSSED HEREIN. EXCEPT FOR HISTORICAL INFORMATION CONTAINED HEREIN, THE MATTERS DISCUSSED IN THIS PRESS RELEASE CONTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, INCLUDING BUT NOT LIMITED TO ECONOMIC, COMPETITIVE, GOVERNMENTAL AND TECHNOLOGICAL FACTORS DETAILED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION WHICH READERS ARE URGED TO READ CAREFULLY IN ASSESSING THE FORWARD LOOKING STATEMENTS CONTAINED HEREIN.